SURRENDER AND TERMINATION OF LEASE AGREEMENT (#8228)

THIS AGREEMENT made this 22nd day of November, 1996, by and between AEI NET LEASE INCOME AND GROWTH FUND XIX LIMITED PARTNERSHIP, a Minnesota limited partnership, AEI NET LEASE INCOME AND & GROWTH FUND XX LIMITED PARTNERSHIP, a Minnesota limited partnership, and AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP, a Minnesota limited partnership, each having its principal place of business at 1300 Minnesota World Trade Center, 30 East 7th Street, St. Paul, MN 55101 (hereinafter collectively called "Landlord") and the Musicland Group, Inc., a Delaware corporation and Media Play, Inc., a Delaware corporation, each having an office 10400 Yellow Circle Drive, Minnetonka, Minnesota 55343 (hereinafter collectively called "Tenant").

                         WITNESSETH:

     WHEREAS, Landlord and The Musicland Group, Inc. entered into that certain written Lease Agreement dated December 21, 1995 (hereinafter referred to as the "Lease") demising certain premises containing approximately 48,944 square feet located in the City of Apple Valley and State of Minnesota (hereinafter referred to as the "Premises") and more particularly described in said Lease; and

     WHEREAS, The Musicland Group, Inc. assigned its interest in the Lease to Media Play, Inc. pursuant to that certain Assignment and Assumption of Lease Agreement dated
December 21, 1995; and

     WHEREAS, Landlord and Tenant hereby mutually desire and intend to terminate, cancel, and surrender said Lease and any and all Agreements with respect to the Premises, conditioned upon the faithful observation of the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the above premises which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

     1. (a) The Lease shall be terminated on January 31, 1997 (the "Termination Date"). Tenant shall cease doing business in the Premises and vacate the Premises on or before the Termination Date and as of the Termination Date, Tenant shall surrender the possession of the Premises to Landlord and relinquish any claim of a right of possession of said Premises as if the Termination Date were originally set forth in the Lease as the termination of the term therein and the parties hereto agree that the Lease shall be terminated and canceled as of the Termination Date. Tenant, as of the Termination Date, relinquishes and waives any right of redemption, statutory or otherwise, including but not limited to such rights of redemption as set forth in MSA Sec. 504.02. All rental obligations pursuant to the Lease (including but not limited to accrued but unpaid year end adjustments to additional rent charges) shall cease as of the Termination Date. Within five (5) business days after Tenant receives a fully-executed copy of this Agreement, to make the foregoing binding upon the Landlord, Tenant shall deliver to Landlord's offices (by messenger, overnight mail or wire transfer) good funds in the amount of Eight Hundred Thousand and No/100 Dollars ($800,000.00) as a Termination Fee which shall thereafter release Tenant from all liabilities arising under the Lease, subject to Tenant's obligations hereunder.

          (b) Tenant shall make all payments of rent and other charges due under the Lease for the months of December
1996 and January 1997 on December 1, 1996 and January 1,
1997 respectively.

          (c) Tenant represents and warrants to Landlord that all real estate taxes due and owing for the calendar year 1996 have been paid in full. Together with the January 1, 1997 rent payment, Tenant shall pay an amount equal to $16,130.00 as a good faith estimate of its prorate share of real estate taxes for 1997. There shall be no adjustments in the event that the actual real estate taxes for 1997 are different than currently anticipated.

     2. Tenant agrees to vacate the Premises no later than the Termination Date. Tenant shall leave the Premises in broom clean condition and in the same condition as the Premises were accepted in at commencement of the Lease, subject to ordinary wear and tear. Landlord may conduct an inspection of the Premises on January 31, 1997 and may, by written notice to Tenant delivered no later than 5:00 P.M. on February 7, 1997, reserve any claim that Landlord may have for Tenant's violation of the foregoing sentence. Failure of Landlord to deliver said reservation of claim in writing to Tenant by said date shall be deemed conclusive evidence that no such claims have been reserved. Subject to the foregoing, on the Termination Date. Landlord shall accept delivery and surrender of the Premises in "as-is" condition and agrees that Tenant's obligations under said Lease are thereafter terminated.

     3. Subject to Paragraph 11 below, said Lease is hereby terminated and canceled as of the Termination Date and Landlord and Tenant shall be mutually released from any and all further and past liability and obligations thereunder. Further, Landlord and Tenant covenant that all obligations of the part of the other party, including but not limited to past and/or future rent, all other sums due or accrued under the Lease have been satisfied as of the date of this Agreement neither party has any further liability to the other party as a result of said Lease Agreement except pursuant to the terms of this Surrender and Termination Agreement.

     4. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

     5. Subject to Paragraph 11 below, Landlord and Tenant do hereby mutually release and discharge each of the other and its employees, officers and directors (both past and present), agents, heirs, successors, assigns, and personal representatives from all claims, demands, and causes of action of every kind, nature and character whatsoever, whether known or unknown, suspected or unsuspected, which each of them may have now or hereafter have, or claim to have against the other, by reason of any act, thing or matter up to the date of this Agreement.

     6. The parties hereby warrant and represent to each other that there are no other parties who have any interest in the Lease, the rent nor any other charges payable thereunder, nor any interest in the Premises or the building in which the Demised Premises are located, including any interest therein as mortgagee, which interest could otherwise nullify the purpose and intent of this Agreement, and all such parties with any such interest are either parties to the Surrender and Termination Agreement, or their consent to the Surrender and Termination Agreement is not required under any instrument.

     7. Other than the Memorandum of Lease dated March 18, 1996 and filed April 18, 1996, Tenant hereby warrants and represents to Landlord that Tenant has not done or suffered anything to be done nor will tenant in the future do anything whereby the Premises or the title thereto have been or will be encumbered in any way whatsoever, nor has Tenant caused, permitted, or suffered any such lien or encumbrance to accrue.

     8. The parties have read this Agreement and the mutual release contained therein, and upon the advice of counsel, they have freely and voluntarily entered into the Agreement. If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party all reasonable attorney's fees and costs of suit.

     9. This Agreement sets forth all terms, conditions, and understandings between the parties, and there are no terms, conditions or understandings, either oral or written, between said parities other than as set forth herein. No alteration, amendment, change or addition to this Agreement shall be binding unless reduced to writing and signed by each of the parties hereto.

     10. In the event this document has not been executed by both Landlord and Tenant (such that each party is in receipt of at least one (1) original fully-executed counterpart) on or before November 22, 1996, this Agreement shall be null and void.

     11. Notwithstanding anything to the contrary contained in this Agreement Landlord expressly reserves any rights it may have in connection with:
     (i) obligations of Tenant under this Agreement, including but not limited to the obligation to make payments of rent due on December 1, 1996 and rent and 1/12th of the estimated real estate taxes for 1997 on January 1, 1997 and obligations to deliver the Premises in accordance with the provisions of Paragraph 2 above;

     (ii) obligations of Tenant regarding hazardous materials in the Lease;

     (iii) obligations of Tenant in connection with its representations and warranties contained in Paragraphs 1(c) and 7 hereof;

     (iv) obligations of Tenant under the Lease to keep the Premises free and clear of all liens and encumbrances;

     (v) obligations of Tenant under the Lease to indemnify and hold Landlord harmless from any and all loss, damage, costs, or expenses arising out of claims of third parties alleging damage to persons or property for acts occurring on or prior to the Termination Date;

     (vi) obligation of Tenant to maintain the insurance required in the Lease through the Termination Date and rights of Landlord to the application of insurance proceeds and condemnation proceeds under the Lease. In this regard, Tenant agrees that any insurance proceeds payable in the event of damage or destruction to the Leased Premises and Improvements owned by Landlord on or prior to the Termination Date (even if such proceeds shall be paid after the Termination Date) shall belong solely to Landlord, and Tenant agrees to cooperate with Landlord to obtain such proceeds from Tenant's insurers in the event of a claim therefore; and

     (vii)     any third party warranties and the
enforcement thereof by or through Tenant respecting roof, HVAC, electrical, and structure of the Improvements on the Leased Premises constructed on behalf of Tenant. In this regard, Tenant agrees to provide an assignment of any such warranties known to Tenant, and to cooperate with Landlord in the assertion of any claim under such warranties (all at no cost and expense to Tenant).

     (viii)obligations of Tenant under the Lease to comply or be in compliance, at or prior to the Termination Date, with applicable laws, rules, or regulations of governmental authorities, which failure to so comply results in loss, damage, cost or expense to Landlord, provided that Tenant had actual knowledge of any such failure to comply prior to the termination date [changed to conform to the facts /s/ GAR], and further provided that any claims of Landlord under this subsection (viii) must be made prior to March 31, 1997.

     12. Within five (5) business days after Tenant receives a fully-executed copy of this Agreement, Tenant shall executed and deliver to Landlord's attorney, Michael
B. Daugherty, at 1300 Minnesota World Trade Center, 30 East Seventh Street, Saint Paul, Minnesota 55101, a Quit Claim Deed in recordable form, which shall be held in escrow until the Termination Date.

     IN WITNESS WHEREOF, the parties have signed, sealed and delivered the instrument on the date first written above.

AEI NET LEASE INCOME & GROWTH FUND XIX LIMITED PARTNERSHIP

By:  AEI FUND MANAGEMENT XIX, INC.

By:  /s/ Robert P Johnson
         Robert P. Johnson, President


AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP

By:  AEI FUND MANAGEMENT XX, INC.

By:  /s/ Robert P Johnson
         Robert P. Johnson, President


AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP

By:  AEI FUND MANAGEMENT XXI, INC.

By:  /s/ Robert P Johnson
         Robert P. Johnson, President


MEDIA PLAY, INC.
("Tenant")

By: /s/ Gary A. Ross
        Gary A. Ross
        President, Superstores Division

THE MUSICLAND GROUP, INC.
(Tenant")

By:  /s/ Reid Johnson
         Reid Johnson
         Executive Vice President
         And CFO